Exhibit 99.1

Conference Call and Webcast

Today, February 16, 2023 at 11:00 a.m. ET

877-407-4018 or 201-689-8471, conference ID 13735868 or

www.bbgi.com

Replay information provided below

CONTACT:
B. Caroline Beasley	Joseph Jaffoni, Jennifer Neuman
Chief Executive Officer	JCIR
Beasley Broadcast Group, Inc.	212/835-8500 or bbgi@jcir.com
239/263-5000 or ir@bbgi.com

BEASLEY BROADCAST GROUP FOURTH QUARTER

REVENUE INCREASES TO $72.0 MILLION

Fourth Quarter Operating Loss of $33.5 Million

Inclusive of $44.2 Million Non-cash Impairment Losses

NAPLES, Florida, February 16, 2023 – Beasley Broadcast Group, Inc. (Nasdaq: BBGI) (“Beasley” or the “Company”), a multi-platform media company, today announced operating results for the three- and twelve-month periods ended December 31, 2022.

Summary of Fourth Quarter and Full Year Results

In millions, except per share data	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net revenue	$72.0	$70.7	$256.4	$241.4
Operating income (loss) [1]	(33.5)	6.5	(36.1)	14.7
Net income (loss) [1]	(25.8)	10.6	(43.4)	(1.5)
Net income (loss) per diluted share [1]	($0.87)	$0.36	($1.47)	($0.05)
Station operating income (SOI - non-GAAP)	13.9	13.9	43.1	42.0

[1]

Operating loss, net loss and net loss per diluted share for the three months ended December 31, 2022 include $44.2 million of non-cash impairment losses related to FCC licenses, goodwill and franchise rights. Operating loss, net loss and net loss per diluted share for the twelve months ended December 31, 2022 include $54.7 million of non-cash impairment losses related to FCC licenses, goodwill and franchise rights. Net loss and net loss per diluted share in the three and twelve months ended December 31, 2021 reflect a $10.0 million gain on forgiveness of long-term debt. Net loss and net loss per diluted share in the twelve months ended December 31, 2021 reflect a $5.0 million loss on extinguishment of long-term debt.

Net revenue during the three months ended December 31, 2022 increased 1.8% to $72.0 million, primarily reflecting a year-over-year increase in digital revenue, political revenue and other revenue, partially offset by a slight decrease in audio revenue related to softness in the national agency business.

Beasley Broadcast Group, 2/16/23	page 2

Beasley reported an operating loss of $33.5 million in the fourth quarter of 2022, compared to operating income of $6.5 million in the fourth quarter of 2021, primarily due to $44.2 million of non-cash impairment losses and higher operating expenses related to digital, partially offset by lower corporate and depreciation and amortization expense.

The financial information included in this release reflects the recognition of preliminary pre-tax noncash impairment charges of $54.7 million relating to FCC licenses, goodwill and franchise rights. The Company is in the process of finalizing the impairment assessment. As a result, the financial information included in this report is subject to change and constitutes forward-looking information. Actual results may differ materially from the preliminary unaudited results provided herein. The Company expects to complete the impairment analysis and finalize the impairment charges in connection with the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Beasley reported a net loss of $25.8 million, or $0.87 per diluted share, in the three months ended December 31, 2022, compared to net income of $10.6 million, or $0.36 per diluted share, in the three months ended December 31, 2021. The fourth quarter net loss was primarily due to the aforementioned non-cash impairment losses. The comparable 2021 period also benefitted from a $10.0 million gain on forgiveness of long-term debt for the Company’s loan granted under Paycheck Protection Program.

SOI increased 0.2% to $13.9 million in the fourth quarter of 2022 primarily due to higher revenue.

Please refer to the “Calculation of SOI” and “Reconciliation of Net Loss Attributable to BBGI Stockholders to SOI” tables at the end of this announcement for a discussion regarding SOI calculations.

Commenting on the financial results, Caroline Beasley, Chief Executive Officer, said, “Beasley’s 2022 fourth quarter and full year financial results reflect the ongoing success of our digital transformation and revenue diversification strategies, which drove year-over-year increases in revenue and SOI for both the three- and twelve-month periods. Throughout the year, Beasley largely offset ongoing challenges related to the economy and softness in the national spot market, as we generated healthy growth across all of our digital, local audio, political and other revenue sources, as reflected by the 6.2% increase in full year net revenues to $256 million. This top-line growth was the primary factor contributing to a 2.8% year-over-year increase in full year SOI to $43.1 million.

“While economic uncertainty remains, Beasley initiated several actions throughout the year that we believe will strengthen the long-term position of our business. First, our digital strategy continues to deliver strong results with fourth quarter digital revenue growth of 13.2% year-over-year, representing nearly 17% of total fourth quarter revenue. Digital revenue has consistently outpaced national spot advertising revenue over the past several quarters due to a combination of organic growth and contributions from the second quarter acquisition of our white label digital agency business, Guarantee Digital. With accelerating demand from consumers and advertisers for our local content and multi-platform marketing solutions, we are solidly on the path for this revenue source to reach 20% of total revenue.

“Second, we remain focused on monetizing our premium audio and digital content through new local business development, revenue diversification and maximizing political revenue opportunities. As a result, in the fourth quarter, we delivered $5.1 million in net political revenue, with stronger than expected gains in Las Vegas, Philadelphia, and Detroit, as well as year-over-year total revenue increases across nearly all of our markets and in our esports business. Our radio brands remain dominant in Nielsen Audio ratings, where Beasley currently has the highest average cluster share when compared to the major radio broadcasters in PPM. Finally, we implemented a cost reduction program in the second half of 2022, with the majority of cost cuts occurring in October.

Beasley Broadcast Group, 2/16/23	page 3

“Total outstanding debt as of December 31, 2022 was $290.0 million, reflecting our bond repurchase activity throughout 2022. As such, fourth quarter interest expense declined to $6.6 million. Beasley had $39.5 million of cash and cash equivalents on hand at quarter end. We intend to keep our cash on the balance sheet in order to maintain our strong liquidity position, given the uncertain economic environment.

“Looking ahead to 2023, our strategic priorities remain focused on growing our overall audience and delivering exceptional content and services to our listeners, advertisers, online users and esports fans, while diversifying our revenue, growing our cash flow and maintaining a solid and flexible balance sheet with liquidity at current or higher levels, which we believe will best position Beasley for near- and long-term success and the enhancement of stockholder value.”

Conference Call and Webcast Information

The Company will host a conference call and webcast today, February 16, 2023, at 11:00 a.m. ET to discuss its financial results and operations. To access the conference call, interested parties may dial 1-877-407-4018 or 1-201-689-8471, conference ID 13735868 (domestic and international callers). Participants can also listen to a live webcast of the call at the Company’s website at www.bbgi.com. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the webcast can be accessed for five days on the Company’s website, www.bbgi.com.

Questions from analysts, institutional investors and debt holders may be e-mailed to ir@bbgi.com at any time up until 10:00 a.m. ET on Thursday, February 16, 2023. Management will answer as many questions as possible during the conference call and webcast (provided the questions are not addressed in their prepared remarks).

About Beasley Broadcast Group

Celebrating its 62nd anniversary this year, Beasley Broadcast Group, Inc., (www.bbgi.com) was founded in 1961 by George G. Beasley. Beasley Broadcast Group owns and operates 61 AM and FM stations in 14 large- and mid-size markets in the United States. Beasley radio stations reach approximately 20 million unique consumers weekly over-the-air, online and on smartphones and tablets, and millions regularly engage with the Company’s brands and personalities through digital platforms such as Facebook, Twitter, text, apps and email. For more information, please visit www.bbgi.com.

For further information, or to receive future Beasley Broadcast Group news announcements via e-mail, please contact Beasley Broadcast Group, at 239-263-5000 or email@bbgi.com, or Joseph Jaffoni, JCIR, at 212-835-8500 or bbgi@jcir.com.

Definitions

Station Operating Income (SOI) consists of net revenue less station operating expenses. We define station operating expenses as cost of services and selling, general and administrative expenses.

SOI is a measure widely used in the radio broadcast industry. The Company recognizes that because SOI is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures employed by other companies. However, management believes that SOI provides meaningful information to investors because it is an important measure of how effectively we operate our business (i.e., operate radio stations) and assists investors in comparing our operating performance with that of other radio companies.

Beasley Broadcast Group, 2/16/23	page 4

Note Regarding Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based upon current expectations and assumptions, and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “looking ahead,” “intends,” “believes,” “expects,” “seek,” “will,” “should,” or variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Key risks are described in the Company’s reports filed with the Securities and Exchange Commission (“SEC”) including its annual report on Form 10-K and quarterly reports on Form 10-Q. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including:

•

the effects of the COVID-19 pandemic, including its potential effects on the economic environment and our results of operations, liquidity and financial condition, and the increased risk of impairments of our FCC licenses and/or goodwill;

•	external economic forces that could have a material adverse impact on our advertising revenues and results of operations;

•	the ability of our radio stations to compete effectively in their respective markets for advertising revenues;

•	our ability to develop compelling and differentiated digital content, products and services;

•	audience acceptance of our content, particularly our audio programs;

•	our ability to respond to changes in technology, standards and services that affect the audio industry;

•	our dependence on federally issued licenses subject to extensive federal regulation;

•	actions by the FCC or new legislation affecting the audio industry;

•	increases to royalties we pay to copyright owners or the adoption of legislation requiring royalties to be paid to record labels and recording artists;

•	our dependence on selected market clusters of radio stations for a material portion of our net revenue;

•	credit risk on our accounts receivable;

•	the risk that our FCC licenses and/or goodwill could become impaired;

•	our substantial debt levels and the potential effect of restrictive debt covenants on our operational flexibility and ability to pay dividends;

•	the potential effects of hurricanes on our corporate offices and radio stations;

•	the failure or destruction of the internet, satellite systems and transmitter facilities that we depend upon to distribute our programming;

•	disruptions or security breaches of our information technology infrastructure;

•	the loss of key personnel;

•	our ability to integrate acquired businesses and achieve fully the strategic and financial objectives related thereto and their impact on our financial condition and results of operations;

•	the fact that our Company is controlled by the Beasley family, which creates difficulties for any attempt to gain control of our Company; and

•	other economic, business, competitive, and regulatory factors affecting our business, including those set forth in our filings with the SEC.

Our actual performance and results could differ materially because of these factors and other factors discussed in our SEC filings, including but not limited to our annual reports on Form 10-K or quarterly reports on Form 10-Q, copies of which can be obtained from the SEC, www.sec.gov, or our website, www.bbgi.com. All information in this release is as of February 16, 2023 and we undertake no obligation to update the information contained herein to actual results or changes to our expectations.

Beasley Broadcast Group, 2/16/23	page 5

BEASLEY BROADCAST GROUP, INC.

Consolidated Statements of Operations (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2022	2021	2022	2021
Net revenue	$72,027,012	$70,736,628	$256,381,018	$241,426,308

Operating expenses:
Operating expenses (including stock-based compensation and excluding depreciation and amortization shown separately below)	58,088,223	56,821,830	213,236,063	199,470,185
Corporate expenses (including stock-based compensation)	4,068,067	4,734,088	18,001,359	16,578,046
Depreciation and amortization	2,496,898	2,663,821	9,920,546	11,309,995
Impairment losses	44,191,147	—	54,667,470	—
Gain on exchange	(3,350,539)	—	(3,350,539)	—
Gain on disposition			—	(191,988)
Other operating income, net			—	(400,000)

Total operating expenses	105,493,796	64,219,739	292,474,899	226,766,238
Operating income (loss)	(33,466,784)	6,516,889	(36,093,881)	14,660,070
Non-operating income (expense):
Interest expense	(6,620,251)	(6,791,219)	(26,914,045)	(26,456,236)
Loss on extinguishment of long-term debt			—	(4,996,731)
Gain on forgiveness of long-term debt	—	10,000,000	—	10,000,000
Other income, net	24,810	9,758	1,382,322	68,437

Gain (loss) before income taxes	(40,062,225)	9,735,428	(61,625,604)	(6,724,460)
Income tax benefit	(14,368,073)	(903,970)	(18,242,719)	(5,321,630)

Gain (loss) before equity in earnings of unconsolidated affiliates	(25,694,152)	10,639,398	(43,382,885)	(1,402,830)
Equity in earnings of unconsolidated affiliates, net of tax	(153,414)	(57,222)	(12,260)	(132,264)

Net income (loss)	(25,847,566)	10,582,176	(43,395,145)	(1,535,094)

Earnings attributable to noncontrolling interest	—	—	—	129,249

Net income (loss) attributable to BBGI stockholders	$(25,847,566)	$10,582,176	$(43,395,145)	$(1,405,845)

Basic and diluted net loss per share	$(0.87)	$0.36	$(1.47)	$(0.05)

Basic common shares outstanding	29,557,050	29,264,059	29,473,989	29,263,987

Diluted common shares outstanding	29,557,050	29,412,239	29,473,989	29,263,987

Selected Balance Sheet Data - Unaudited

(in thousands)

	December 31,	December 31,
	2022	2021
Cash and cash equivalents	$39,535	$51,379
Working capital	48,966	67,696
Total assets	707,437	762,088
Long-term debt, net of unamortized debt issuance costs	285,472	293,790
Stockholders’ equity	$222,151	$263,082

-more-

Beasley Broadcast Group, 2/16/23	page 6

Selected Statement of Cash Flows Data – Unaudited

	Year ended
	December 31,
	2022	2021
Net cash provided by (used in) operating activities	$11,147,084	$(1,907,227)
Net cash used in investing activities	(14,177,688)	(1,136,268)
Net cash provided by (used in) financing activities	(8,813,385)	33,662,705

Net increase (decrease) in cash and cash equivalents	$(11,843,989)	$30,619,210

Calculation of SOI – Unaudited

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
Net revenue	$72,027,012	$70,736,628	$256,381,018	$241,426,308
Operating expenses	(58,088,223)	(56,821,830)	(213,236,063)	(199,470,185)

SOI	$13,938,789	$13,914,798	$43,144,955	$41,956,123

Reconciliation of Net Loss Attributable to BBGI Stockholders to SOI – Unaudited

	Three months ended		Year ended
	December 31,		December 31,
	2022	2021	2022	2021
Net income (loss) attributable to BBGI stockholders	$(25,847,566)	$10,582,176	$(43,395,145)	$(1,405,845)
Corporate expenses	4,068,067	4,734,088	18,001,359	16,578,046
Depreciation and amortization	2,496,898	2,663,821	9,920,546	11,309,995
Impairment losses	44,191,147	—	54,667,470	—
Gain on exchange	(3,350,539)	—	(3,350,539)	—
Gain on dispositions	—	—	—	(191,988)
Other operating income, net	—	—	—	(400,000)
Interest expense	6,620,251	6,791,219	26,914,045	26,456,236
Loss on extinguishment of long-term debt	—	—	—	4,996,731
Gain on forgiveness of long-term debt	—	(10,000,000)	—	(10,000,000)
Other income, net	(24,810)	(9,758)	(1,382,322)	(68,437)
Income tax benefit	(14,368,073)	(903,970)	(18,242,719)	(5,321,630)
Equity in earnings of unconsolidated affiliates, net of tax	153,414	57,222	12,260	132,264
Earnings attributable to noncontrolling interest	—	—	—	(129,249)

SOI	$13,938,789	$13,914,798	$43,144,955	$41,956,123

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